As filed with the Securities and Exchange Commission
on April 30, 2001   Reg. No. 33

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OBJECTSOFT CORPORATION
(Exact name of registrant as specified in its charter)


	Delaware							    22-3091075
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)       	      	  identification No.)


Continental Plaza III
433 Hackensack Avenue
Hackensack, New Jersey 07601
(201) 343-9100
(Address of principal executive offices)
________________________________________________

Advisory and Consulting Agreements
(Full title of plan)
________________________________

S. Michael Rudolph
Continental Plaza III
433 Hackensack Avenue
Hackensack, New Jersey 07601
(Name and address of agent for service)

(201) 343-9100
(Telephone number, including area code of agent for service)

Copy to:
Owen Naccarato, Esq.
19600 Fairchild, Suite 260
Irvine, CA 92612
(949) 851-9261

CALCULATION OF REGISTRATION FEE

Title of                    Proposed maximum Proposed maximum
Securities     Amount to be offering price   Aggregate offering Amount of
to be           Registered   per share (1)   Price              Registration
registered                                                       fee
____________________________________________________________________________
Common Stock
($.0001
par value)    10,266,667        $.03         $308,000             $77.00
____________________________________________________________________________
(1) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the exercise price of 10,266,667 options at $0.03.




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PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.		Plan Information.*

Item 2.		Registrant Information and Employee Plan Annual Information.*

		*Information required by Part 1 to be contained in the Section 10(a)
	prospectus is omitted from the registration statement in accordance with
	Rule 428 under the Securities Act of 1933 and the Note to Part I of Form
	S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Objectsoft Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated By reference herein:

	(a) the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2000;

      (b) all other reports filed by the Company pursuant to Section 13(a) or
 Section 15 (d) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), since December 31, 2000 through the date hereof;

	(c) the Registrant's Form SB2A filed on November 12, 1996, file number 333-10519, pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, and

      (d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

	Not applicable.

Item 5. Interests of Named Experts and Counsel

	Not applicable.

Item 6. Indemnification of Directors and Officers

	Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director rescission.

         We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.


         We maintain a directors and officers liability policy with National Union Fire Insurance that contains a combined limit of liability of $5,000,000 per policy year.

Commission Policy

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Experts

	Our financial statements incorporated in this Registration Statement by reference to our Annual report of Form 10-KSB as of December 31, 2000 and for each of the years in the two-year period ended December 31, 2000 have been audited by Richard A. Eisner & Company, LLP, as set forth in their report dated February 23, 2001 accompanying such financial statements, and are incorporated herein in reliance upon the report given on the authority of Richard A. Eisner & Company, LLP, as experts in accounting and auditing.

	The December 31, 2000 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note A to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency of $1,894,000 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Item 7. Exemption from Registration Claimed

	Not applicable.

Item 8.	Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 7.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey on April 30, 2001.

OBJECTSOFT CORPORATION

By   /s/ S. Michael Rudolph
Director, Chief Executive Officer and President

           					POWER OF ATTORNEY

	KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Michael Rudolph with power of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		       	Title			         		Date

/s/ S. Michael Rudolph		Chief Executive Officer,	April 30, 2001
S. Michael Rudolph		President and Director


/s/ Michael A. Burak		Director				April 30, 2001
Michael A. Burak

/s/ Stanley A. Hirschman	Director				April 30, 2001
Stanley A. Hirschman

/s/ Daniel E. Ryan		Director				April 30, 2001
Daniel E. Ryan

INDEX TO EXHIBITS



Exhibit                                   Sequentially
NO.                 Description           Numbered Pages

4.1	Advisory and Consulting Agreements

5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1	Consent of Richard A. Eisner & Company, LLP

23.2  Consent of Counsel (included as part of Exhibit 5.1)

Exhibit 4.1	Advisory and Consulting Agreement


				Number of Shares and Options

	4.1(a)				  3,333,333

	4.1(b)				  3,333,333

	4.1(c)				  3,333,334

	Other Consultants		          266,667